For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS
FIRST QUARTER 2003 FINANCIAL RESULTS

Conference Call Scheduled for Tuesday, May 6, 2003 at 9:00 a.m. E.T.

Quarterly Highlights:

❑	Total revenues grew 664% to $10.7 million
❑	Net loss fell 47% from 2002 level
❑	Total patients on Remodulin® grew to approximately 590 worldwide
❑	Reimbursable patients grew to approximately 460
❑	Remodulin annual revenue run rate increased to approximately $41 million

Silver Spring, MD, May 6, 2003: United Therapeutics Corporation (NASDAQ: UTHR) today announced financial results for the quarter ended March 31, 2003.

“We are pleased to report that United Therapeutics’ total revenues for its first quarter in 2003 totaled $10.7 million, more than six times that of the first quarter in 2002,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “Demand for our lead product Remodulin is growing at a predictable rate and is generating a majority of the revenues. Patient growth is coming in approximately equal shares from newly presenting patients, transitions from intravenous therapies and transitions from endothelin-targeted therapies.”

“As of March 31, 2003, we are pleased to report that the number of patients receiving Remodulin therapy grew to approximately 590 worldwide,” said Fred Hadeed, United Therapeutics’ Chief Financial Officer. “Of those patients, approximately 460 were reimbursable patients, an increase of approximately 50 net reimbursable patients in the two months since the last announced figure at January 31, 2003. Based on this level of reimbursable patients, the current revenue run rate for Remodulin is estimated at approximately $41 million per year, up from the previous estimate of $36 million.”

Revenues grew to $10.7 million for the first quarter of 2003, compared to $1.4 million in the first quarter of 2002. This 664% increase in revenues was due primarily to sales of Remodulin which was launched in the United States in May 2002.

Gross margins from sales were $9.0 million or 84% in the first quarter of 2003, compared to $636,000 or 45% in the first quarter of 2002. The increase in gross margins is due mainly to sales of Remodulin.

The net loss fell 47% to $3.0 million or $0.14 per share in the first quarter of 2003.

Research and development expenses were $7.5 million in the first quarter of 2003 as compared to $4.5 million in the first quarter of 2002. The increase was due primarily to expenses related to the OvaRex® immunotherapeutic monoclonal antibody development program for the treatment of ovarian cancer. General and administrative expenses were $3.1 million for the first quarter of 2003 as compared to $2.6 million for the first quarter of 2002. The increase was due primarily to increased professional costs and reserves for inventories and accounts receivable.

Sales and marketing expenses were $1.8 million in the first quarter of 2003 as compared to $518,000 in the first quarter of 2002. This increase was due primarily to expanded activities related to the launch and sales of Remodulin during 2002.

Interest income was $547,000 in the first quarter of 2003 as compared to $2.0 million in the first quarter of 2002. The decrease was attributable to a decrease in the amount of cash invested and lower yields in 2003.

United Therapeutics will host a teleconference on Tuesday, May 6, 2003 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-800-915-4836, with international dialers calling 1-973-317-5319. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-428-6051, with international callers dialing 1-973-709-2089, and using access code 291977.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.

In addition to historical information, this press release contains forward-looking statements about drug commercialization, growth in revenues, estimated Remodulin revenue run rate and demand for United Therapeutics’ products which are based on United Therapeutics’ beliefs and expectations as to future outcomes. These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission, which may cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission. United Therapeutics undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or any other reason.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except share and per share data)

	Three Months Ended March 31,

	2003	2002

Revenues:
Net product sales	$9,760	$645
Service sales	979	761

Total revenues	10,739	1,406
Operating expenses:
Research and development	7,452	4,509
General and administrative	3,144	2,584
Sales and marketing	1,845	518
Cost of product sales	1,271	391
Cost of service sales	459	379

Total operating expenses	14,171	8,381
Loss from operations	(3,432)	(6,975)
Other income (expense):
Interest income	547	1,999
Interest expense	(31)	(34)
Equity loss in affiliate	(195)	(77)
Other, net	87	(53)
Loss on marketable investments	—	(538)

Total other income	408	1,297
Loss before income tax	(3,024)	(5,678)
Income tax	—	—

Net loss	$(3,024)	$(5,678)

Net loss per common share – basic and diluted	$(0.14)	$(0.28)

Weighted average number of common shares outstanding – basic and diluted	20,923,217	20,225,220

CONSOLIDATED BALANCE SHEET DATA
(In thousands)

March 31, 2003

Cash, cash equivalents and investments	$130,013
Total stockholders’ equity	$168,311
Total assets	$181,980